UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2016

PHYSICIANS REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-36007 (Commission File Number)	46-2519850 (I.R.S. Employer Identification No.)

309 N. Water Street, Suite 500 Milwaukee, Wisconsin (Address of principal executive offices)	53202 (Zip Code)

Registrant’s telephone number, including area code: (414) 367-5600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2016, Physicians Realty Trust (the “Company”) entered into an Employment Agreement (the “New Agreement”) with John T. Thomas, Chief Executive Officer of the Company, which by its terms replaces the Company’s prior employment agreement with Mr. Thomas, dated May 6, 2014 (the “Prior Agreement”).

The New Agreement amends the Prior Agreement to, among other things, (i) increase Mr. Thomas’ annual base salary to $700,000; (ii) modify the severance that the Company is required to pay to Mr. Thomas in the event of his termination without Cause, for Good Reason, or due to non-renewal within 12 months of a Change in Control (as those terms are defined in the New Agreement), to a lump sum severance payment equal to three times the sum of Mr. Thomas’ base salary, as in effect at the time of the Change in Control, and the average of the annual bonuses paid to Mr. Thomas for the prior two fiscal years, and to provide for reduction of the severance payment for any portion of such payment received or receivable by Mr. Thomas from any successor to the Company; (iii) modify the definitions of Good Reason and Change in Control; and (iv) make other administrative changes.

The foregoing description of the New Agreement is qualified in its entirety by reference to the terms of the New Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Employment Agreement dated February 26, 2016, between the Company and John T. Thomas

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2016		PHYSICIANS REALTY TRUST

	By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated February 26, 2016, between the Company and John T. Thomas